Exhibit 99.1
Contacts:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES THIRD QUARTER FISCAL 2006 RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, Mass., October 26, 2006 — ArQule, Inc. (NASDAQ: ARQL) today reported its results of operations for the fiscal quarter and nine months ended September 30, 2006.

The Company reported a net loss of $15,322,000, or $0.43 per share, for the quarter ended September 30, 2006, compared to a net loss of $916,000, or $0.03 per share, for the quarter ended September 30, 2005.  For the nine-month period ended September 30, 2006, the Company reported a net loss of $18,610,000, or $0.52 per share, compared to a net loss of $4,787,000, or $0.14 per share, for the same period in 2005.

These results reflect discontinued operations related to the Company’s termination of its chemistry services business on May 26, 2006.  As previously announced, ArQule exited this business upon the conclusion of its agreement with Pfizer in May 2006.  All line items discussed below, including prior period amounts, exclude the results of these discontinued operations.

The Company reported total revenues of $1,652,000 for both the quarter ended September 30, 2006 and the quarter ended September 30, 2005.  Revenues for the nine months ended September 30, 2006 and September 30, 2005 were $4,956,000.

Research and development revenues in both the 2006 and 2005 periods related primarily to financial support from Hoffmann-La Roche for the Company’s ongoing development of products in its E2F1 Activated Checkpoint TherapySM (ACT) program.

For the quarter ended September 30, 2006, the Company reported total costs and expenses of $18,298,000, compared to total costs and expenses of $8,020,000 for the quarter ended September 30, 2005.  Total costs and expenses for the nine months ended September 30, 2006 were $43,343,000, compared to $24,961,000 for the same period in 2005.

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The increase in costs and expenses in the 2006 periods compared to the 2005 periods relates primarily to costs incurred in connection with Phase 2 clinical trials with ARQ 501, the Company’s lead E2F1 product, and a Phase 1 clinical trial with ARQ 197, the Company’s small molecule inhibitor of the c-Met receptor tyrosine kinase.

ArQule ended the third quarter of fiscal 2006 with approximately $109,000,000 in cash and marketable securities.

ArQule Updates Financial Guidance

For 2006, as previously announced, ArQule expects total revenues from ongoing operations for the year to range between $6.5 and $7 million, primarily related to the partnership with Roche.  Net use of cash is now expected to range between $50 and $56 million, a decrease from the previous range of between $53 and $59 million.  Net loss is expected to range between $33 and $39 million, and net loss per share is expected to range between $0.93 and $1.10 for the year.  ArQule therefore expects to end 2006 with between $85 and $90 million in cash and marketable securities, an increase from the previous range of between $82 and $88 million.

Clinical Update

“Year to date, we have achieved measurable progress in our clinical development programs,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule.  “We have now initiated patient enrollment in three Phase 2 clinical trials with ARQ 501 and in a Phase 1 clinical trial with ARQ 197.

“Our clinical centers have enrolled 32 patients in the first of the Phase 2 trials with ARQ 501, as monotherapy in leiomyosarcoma,” said Dr. Hill.  “Twenty-two patients have been enrolled in the second Phase 2 trial, with ARQ 501 in combination with gemcitabine, to treat pancreatic cancer,” said Dr. Hill.  “Patient recruitment in the third Phase 2 trial with this compound, as monotherapy in head and neck cancer, was initiated recently, and ten patients have been enrolled.

“With respect to ARQ 197, patient recruitment is continuing in a Phase 1 dose escalation trial,” said Dr. Hill.  “Thirty-five patients have been treated with ARQ 197 at doses ranging from 20 to 300 milligrams per day.  Dose escalation will continue until we identify a recommended Phase 2 dose for this compound.

“Additionally, we have submitted an IND (Investigational New Drug application) for a second-generation E2F1 compound, ARQ 171,” said Dr. Hill.  “Pending its acceptance by the FDA, we would be in a position to initiate a Phase 1 trial with this compound by the end of 2006.

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“Finally, we are continuing to present clinical data from our programs in peer-reviewed forums,” said Dr. Hill. “The next of these will be the 18th EORTC-NCI-AACR International Conference on Molecular Targets and Cancer Therapeutics, to be held in Prague from November 7 – 10.  At this conference, we will be presenting data from our Phase 1B trial with ARQ 501 in combination with docetaxel, as well as initial data from our ongoing Phase 1 trial with ARQ 197.”

Board of Directors Update

Michael J. Astrue has resigned as a member of the board of directors of ArQule. Mr. Astrue resigned from this and other corporate positions in order to return to public service.  He has been nominated by President George W. Bush to serve as Commissioner of Social Security for a six-year term beginning January 20, 2007.

Investor Conference Call

ArQule will host an investor conference call today at 9:00 a.m.  Dr. Stephen A. Hill, president and chief executive officer, and Richard H. Woodrich, interim chief financial officer, will lead the call.

Date:	Thursday, October 26, 2006
Time:	9:00 a.m. eastern time

Conference Call Numbers

Toll free:	866.356.3095
Toll:	617.597.5391
Code:	ArQule
Webcast:	http://www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing 888.286.8010 from the U.S. and Canada, and 617.801.6888 from outside the U.S.  For archived calls, the access code is 39147520.

About ArQule

ArQule, Inc. is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are designed to affect key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms.  The first of these, Activated Checkpoint TherapySM (ACT), is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based

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on the E2F1 pathway, is partnered with Roche. ArQule’s second cancer platform, Cancer Survival Protein modulation, has generated a clinical-stage product designed to inhibit a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  For more information, please visit www.arqule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act. Actual results, including results of ongoing and anticipated clinical trials, may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, research and development efforts and the general business environment, including without limitation: compounds in clinical trials based on the ACT platform or other, proprietary platforms may not prove to be safe or efficacious; current and future clinical studies may encounter enrollment difficulties and the commencement of anticipated clinical trials may be delayed or the trials may never commence; the results of clinical trials may be disappointing and not lead to commercial products; preclinical efforts associated with the product pipeline may fail or prove disappointing; animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the prescribed terms of the collaboration or for other reasons; and, the risks and uncertainties described in ArQule’s filings with the Securities and Exchange Commission. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2006	2005	2006	2005

Research and development revenue	$1,652	$1,652	$4,956	$4,956

Costs and expenses:
Research and development	14,946	6,146	35,007	18,165
Marketing, general and administrative	3,352	1,874	8,336	6,796
Total costs and expenses	18,298	8,020	43,343	24,961

Loss from operations	(16,646)	(6,368)	(38,387)	(20,005)

Net investment income	1,324	1,145	3,932	2,147
Loss on investment	—	—	—	(250)

Loss from continuing operations	(15,322)	(5,223)	(34,455)	(18,108)

Income from discontinued operations	—	4,307	15,845	13,321

Net loss	$(15,322)	$(916)	$(18,610)	$(4,787)

Basic and diluted income (loss) per common share
Loss from continuing operations	$(0.43)	$(0.15)	$(0.97)	$(0.53)
Income from discontinued operations	—	0.12	0.45	0.39
Net loss	$(0.43)	$(0.03)	$(0.52)	$(0.14)

Weighted average common shares outstanding—basic and diluted	35,556	35,233	35,464	34,398

Balance sheet data (in thousands):	Sept 30, 2006	December 31, 2005

Cash, cash equivalents and marketable securities	$108,746	$140,643
Working capital	92,633	105,646
Total assets	118,736	156,684
Stockholders’ equity	91,391	105,458

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